Exhibit 10.20

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on May 7, 2004 (“MBA Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”) and includes the following exhibits:

a.	Exhibit A – Confidentiality Provisions: and

b.	Exhibit B – Service Level Agreement.

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10.

1.	Services.

Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.

2.	Ordering.

a. Customer may request Services during the Term by (i) executing a Sales Order (ii) placing an Online Order, or (iii) placing a Phone Order. Each Order, which will only be effective when accepted by Equinix, will be governed by the terms and conditions of this Agreement.

b. Equinix will provide Customer with an account and password to access the Customer Care Website. Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account in connection with the Customer Care Website (including all payments owed for any Orders that are placed under Customer’s account, but excluding activities caused by a breach in Equinix’s security policies governing the Customer Care Website (i.e. hacking)), regardless of whether such activities on the Customer Care Website are conducted by Customer, or any other third party, and regardless of whether such Orders are authorized by Customer. Equinix has no obligation to verify that anyone using Customer’s account and password has Customer’s authorization.

3.	Payment Terms and Taxes.

a. Unless otherwise agreed between the parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will he billed on a pro rata basis) and Customer will pay for the Services in accordance with this Section 3 and the Orders. Customer will pay in full all invoices from Equinix within thirty (30) days from the receipt of invoice. For purposes of this section, receipt shall be presumed to occur five (5) days after mailing if sent via regular mail, or one (1) business day if sent via overnight courier. Any past due amounts owed (excluding amounts for which there is a Billing Dispute) by Customer will accrue interest at the lesser of one and a half percent (1.5%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars. In the event that a Billing Dispute is resolved in Equinix’s favor, Customer shall immediately pay Equinix the full amount that is the subject of the Billing Dispute.

b. The Service Fees for Services ordered through Sales Orders will be listed on the Sales Orders. For all other Orders, the Service Fees for Services will be Equinix’s then-current list price for such Services. unless otherwise agreed to by the parties in writing. Customer agrees to pay for the Services for the duration of the Term. Notwithstanding anything in this Agreement to the contrary, for each Service, upon the expiration of the initial Service Term, the rates and fees for Services will be subject to change, at Equinix’s reasonable discretion, upon sixty (60) days’ prior notice to Customer.

c. Notwithstanding anything to the contrary in this Agreement, the rates and fees for Power Services ordered by Customer will remain in effect for one (1) year from the beginning of the Service Term for such Power Services, and thereafter, the rates and fees for the Power Services will be subject to change, at Equinix’s reasonable discretion, upon sixty (60) days’ prior notice to Customer.

d. Customer will pay all applicable Taxes and third-party charges related to the ownership and operation of Customer’s Equipment and the activities of Customer at each IBX Center, or attributable to, each IBX Center. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by, and preparing and filing any necessary return with, any governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures.

e. Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees. Customer will be responsible for timely paying in full all Taxes.

f. With respect to Orders for Services delivered outside of the United States, if Customer is required to make any deduction or withholding or to make any payment, on account of any Taxes in any jurisdiction, in respect of any amounts payable hereunder by Customer to Equinix, such amounts will be increased to the extent necessary to ensure that after the making of such deduction, withholding or payment, Equinix receives when due and retains (free from any liability in respect of any such deduction, withholding or payment) an amount equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

4.	Access and Use of the IBX Centers, and Use of Customer’s Equipment.

a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

b. Unless otherwise expressly provided in an Order, Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that Customer has the legal right and authority (including regulatory consents), and will continue to have the legal right and authority throughout the Term, to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain such consent of Customer’s subcontractors, third party providers, vendors and any other parties as may be necessary for Equinix (including any contractors or others acting at Equinix’s request) to have the right to use and access Customer’s Equipment for the purpose of providing Services.

c. At all times during the Term, Equinix and Customer agree to comply with the Policies, which are at all times incorporated by reference into this Agreement. Customer acknowledges that it has received a copy of the current Policies prior to the execution of this Agreement. Any modification by Equinix to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.

d. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement, including for purposes of determining responsibility, liability and indemnification obligations.

e. Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

5.	Indemnification.

a. Equinix will indemnify and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from third-party claims for personal injury or damage to tangible properly resulting from the gross negligence or willful misconduct of Equinix.

b. Customer will indemnify and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for (i) third-party claims for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim by a customer or end-user of Customer relating to, or arising out of, Customer’s or any of its customers’ services or the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); (iv) any third-party claim that Customer has failed to fulfill a contractual obligation with a third party; and (v) any third-party claim resulting from Customer’s failure to obtain the required consents pursuant to Section 4(b).

c. The obligations of the parties set forth in this Section 5 are subject to the further conditions precedent that: (i) the indemnified party promptly notifies the indemnifying party in writing within thirty (30) days after receiving notification of any such claim, (ii) the indemnifying party shall have sole control over the defense or settlement of such suit or proceeding, at the indemnifying party’s sole expense and (iii) the indemnified party provides reasonable information and assistance in the defense and/or settlement of any such claim or action at the indemnifying party’s expense. The indemnifying party will not be responsible for any costs, expenses or compromise incurred or made by the indemnified party without the indemnifying party’s prior written consent.

6.	Warranty Disclaimer, Limitation of Liability, Credits.

a. DURING THE TERM OF THIS AGREEMENT, EQUINIX WARRANTS AND REPRESENTS IT WILL PERFORM THE SERVICES AT A PROFESSIONAL LEVEL OF QUALITY AND IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH EXHIBIT B AND ALL APPLICABLE LAWS AND REGULATIONS.

c. EQUINIX DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EQUINIX DOES NOT MAKE AND HEREBY DISCLAIMS ALL EXPRESS WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6(a) and EXHIBIT B, ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE’ BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.

d. EXCLUDING LIABILITY ARISING FROM OR IN CONNECTION WITH A PARTY’S DISCLOSURE OF CONFIDENTIAL INFORMATION IN VIOLATION OF EXHIBIT A (CONFIDENTIAL INFORMATION), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.

e. EXCLUDING LIABILITY UNDER SECTION 5, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER FOR THE SIX (6)-MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY OR (II) AS SMART HANDS SERVICES SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY UNDER SECTION 5 AND CUSTOMER’S OBLIGATION TO PAY CHARGES HEREUNDER, CUSTOMER’S TOTAL LIABILITY IN THE AGGREGATE FOR THE ENTIRE TERM (AND THEREAFTER IF ANY CLAIMS ARE BROUGHT AFTER THE TERM) WITH RESPECT TO ANY AND ALL CLAIMS IN THE AGGREGATE AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL BE LIMITED TO, AND WILL NOT EXCEED, THE RECURRING CHARGES ATTRIBUTABLE TO THE SIX (6) MONTHS IMMEDIATELY PRIOR TO THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY EQUINIX AGAINST CUSTOMER RELATING TO THIS AGREEMENT AROSE.

f. THE LIMITATIONS SET FORTH IN SECTIONS 6(d)-(e) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

g. Each party waives its right to bring any claim against the other party arising or in any way relating to this Agreement more than twelve (12) months after the date this Agreement expires or is earlier terminated.

h. Nothing in this Agreement will be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party.

i. If some or all of the Licensed Space is not usable for a period exceeding one hour (the “Temporarily Unusable Licensed Space”), Customer will be entitled to a credit of one seven hundred twentieth (1/720) of the monthly recurring portion of the Service Fee for such Temporarily Unusable Licensed Space for each hour that such space is unusable. Subject to Exhibit B, this credit is Customer’s sole and exclusive remedy for interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the Services. In the event that Customer is entitled to a credit pursuant to Exhibit B, Customer shall not be entitled to a credit pursuant to this Section 6(i) for the same event. Notwithstanding the foregoing, Customer will only have the right to receive a credit if (i) Customer notifies Equinix within five (5) days of its inability to use the Temporarily Unusable Licensed Space and (ii) the Temporarily Unusable Licensed Space is not usable for reasons other than for (a) the actions or omissions of Customer or any other third-party acting on Customer’s behalf; (b) Customer’s Equipment or the equipment of any other third-party acting on Customer’s behalf; or (c) a Force Majeure Event.

7.	Insurance.

a. Customer agrees to maintain, at its expense, for each IBX Center during the entire time this Agreement is in effect, (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000) or the local currency equivalent per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by law: and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which name as additional insureds Equinix and other parties with an interest in the Licensed Space or the IBX Center, as designated by Equinix. In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage. Equinix will not have any obligation to insure any property belonging to or in the possession of Customer.

b. Customer will cause and ensure that each insurance policy referred to in Section 7(a), will provide that the insurers waive all claims and rights of recovery by subrogation against the Equinix Parties in connection with any liability or damage covered by Customer’s insurance policies. As to any property insurance carried by Equinix on the IBX Centers where any of the Licensed Space is located, Equinix will obtain a waiver of subrogation in favor of Customer. Except as set forth in Section 5, Customer will not have any responsibility for any loss or damage to equipment owned by Equinix, and Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.

8.	Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.

a. This Agreement will commence on the MSA Effective Date. Unless earlier terminated in accordance with its terms this Agreement will terminate on the date the last Order then in effect expires or is terminated pursuant to the terms and conditions set forth in this Agreement (which will be the date on which the last Service Term of such last Order expires or is terminated pursuant to the terms and conditions of this Agreement). Unless otherwise agreed to by the parties in writing, for each Service ordered on a Sales Order, the initial Service Term for such Service will commence on the date referred to as the “Sales Order Effective Date” and end one (1) year after the Billing Commencement Date. Unless otherwise agreed to by the parties in writing, the initial Service Term for each Service ordered via a Phone Order or Online Order will commence on the Billing Commencement Date and end (i) when the License for the Licensed Space into which such Service is installed expires or terminates pursuant to this Agreement or (ii) one (1) year after the Billing Commencement Date if such Service is not installed in Licensed Space. Unless otherwise agreed to by the parties in writing, for each Service, upon expiration of the initial Service Term and each renewal, the Service Term for such Service will renew automatically for additional terms of one (1) year each, unless either party notifies the other party at least forty-five (45) days prior to the end of the then-current Service Term for such Service that it has elected to terminate the Service Term for such Service, in which event the Service Term for such Service will terminate at the end of such then-current Service Term.

b. Either party may terminate this Agreement by giving notice of termination to the other party if the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of notice of the same. Notwithstanding the foregoing, except where Customer has failed to timely cure a monetary breach, if a party fails to timely cure a material breach as to only one IBX Center, and Customer has Licensed Space in more than one IBX Center, then the non-breaching party may only terminate this Agreement (and the corresponding Orders) as to the IBX Center where the material breach has not been timely cured, and this Agreement will remain in full force and effect as to all other IBX Centers.

c. Notwithstanding Section 8(b), Equinix may terminate this Agreement (or, at Equinix’s sole discretion, suspend the provision of Services, including discontinuing the supply of power) if (i) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) days of notice of the same (five (5) days in the event Customer’s account is past due on three (3) or more occasions during a six (6)-month period); (ii) or Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment materially interferes with, or has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with its other customers’ use thereof, and Customer fails to cure such breach within twenty-four (24) hours of being notified of the same. If Equinix suspends a Service pursuant to this Section 8(c), Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied Customer has cured the breach(es) which gave rise to Equinix’s right to suspend the Service. Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to resume the discontinued Service.

d. Either party may terminate this Agreement upon written notice to the other party if such other party liquidates, ceases to do business, or becomes insolvent.

e. Equinix may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated. If Equinix’s possession to an IBX Center is terminated due to Equinix’s fault, Equinix shall use reasonable commercial efforts to relocate Customer to another of its IBX Centers or Customer may terminate all Orders related to the affected Licensed Space upon written notice to Equinix, provided Customer delivers such notice to Equinix no later than thirty (30) days after Customer’s receipt of notice of the termination of Equinix’s possession.

f. Upon expiration or termination of an Order (or any portion thereof), all other rights of Customer with respect to the Licensed Space on such Order (or the affected portion thereof) (“Terminated Space”) will terminate, and Customer will remove all of Customer’s Equipment and other property belonging to Customer or Customer’s Authorized Persons. Accompanying Persons and/or Associated Entities, but excluding any wiring, cable or other equipment or property owned, leased or licensed by Equinix, from the Terminated Space no later than five (5) business days after the effective date of such termination. If Customer fails to remove any such property in accordance with this Section 8(e), Equinix will be entitled to pursue all available legal remedies against Customer, including one or more of the following remedies: (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location as reasonably determined by Equinix, (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense, or (iii) upon providing thirty (30) days’ prior notice to Customer, and if Customer fails to remove such property within such thirty (30)-day period, liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation. Notwithstanding anything in this Agreement to the contrary, Customer will not be entitled to remove any Customer’s Equipment from an IBX Center upon termination of this Agreement if Customer’s account is past due, excluding amounts for which there is a Billing Dispute and subject to Section 3(a).

g. While Customer has no right to use the Services after the end of the Term, if Customer does so, Customer will be obligated to pay for the Services pursuant to the terms and conditions of this Agreement and any applicable Orders, and this Agreement, and any such applicable Orders, will continue in effect for as long as the Services are used by Customer. In such event, this Agreement, and any applicable Orders, will be terminable at will by Equinix effective immediately upon notice to Customer.

h. For any Order, Customer shall pay Equinix a deposit equal to one (1) month of recurring charges for the Licensed Spaces set forth in that Order (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, upon termination of such Order. In the event of breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to the damages suffered by Equinix as a result of such breach.

i. Neither party will be liable to the other party for property terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts owed (excluding amounts for which there is a Billing Dispute and subject to Section 3(a)) prior to the effective date of termination. Subject to Sections 6(d)-(g), either party has the right to recover from the other party all damages recoverable under law for the period past the end of the Term, if the other party terminates this Agreement prior to the end of the full Term due to the other party’s material breach.

j. Under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. Equinix will not have any obligation to provide any of its Services after the expiration or earlier termination of this Agreement, and Equinix will not have any obligation to provide any of its Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center.

9.	Miscellaneous.

a. Except where otherwise expressly stated in the Agreement, all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid, (ii) overnight delivery requiring a signature upon receipt, (iii) delivery by hand or (iv) facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective parties. Notices, consents and approvals will be deemed effective on the date of receipt.

b. This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either party under, or relating to, this Agreement, the prevailing party will be entitled to an award of its reasonable attorneys’ fees and costs.

c. Neither party’s directors, officers or employees will have any liability to the other party with respect to this Agreement. Except as may be specifically otherwise consented to by an Affiliate of a party, neither party’s Affiliates will have any liability to the other party with respect to this Agreement.

d. This Agreement, the exhibits, the Policies and all Orders, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be amended only in writing by an instrument signed by all parties.

e. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

f. If Customer and Equinix execute multiple Orders, each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the parties in writing. Notwithstanding anything in this Agreement to the contrary, (i) Equinix has no obligation to execute any Order with Customer, (ii) no Sales Order will be effective unless executed by both parties, and (iii) no Online Order or Phone Order will be effective unless made by Customer and agreed to by Equinix, which agreement by Equinix will be reflected either by Equinix’s written confirmation of such Online Order or Phone Order or by Equinix’s commencement of the provision of the Services ordered under the Online Order or Phone Order.

g. Each party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies), and it is the parties’ intent that this Agreement will not be construed against either party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement.

h. If any provision of this Agreement, as applied to either party or to any circumstance, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the parties is requested to reform any and all terms or conditions to give them as much effect as possible.

i. Sections 5, 6, 7, 8, 9 and Exhibit A will survive the termination of this Agreement. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement. Without limiting the foregoing, Customer will pay all amounts owed, excluding amounts for which there is a Billing Dispute and subject to Section 3(a) to Equinix under this Agreement, including any amounts that are not due until after the expiration or earlier termination of this Agreement. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement. The parties agree that the warranty disclaimers and liability and remedy limitations in this Agreement will survive and apply even if found to have failed of their essential purpose.

j. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 7, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a party would otherwise have.

k. Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture. employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion. publication, or press release without the prior written consent of the other party in each case.

l. This Agreement, and the rights of Customer hereunder, are, without any further action by any party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement; (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement, including. without limitation, the right (i) of access to and use of the IBX Centers for its own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement.

m. Equinix may assign, delegate or transfer its rights and obligations under this Agreement to an Equinix Affiliate, or to a party acquiring all or substantially all of Equinix’s business or assets, including through merger, and in the event of any such assignment, transfer or delegation, and the assumption by the transferee of the obligations of Equinix hereunder, Equinix will be released from any further liability or obligation under this Agreement. Customer may assign this Agreement without Equinix’s consent only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger and in the event of any such assignment and the assumption by the transferee of the obligations of Customer hereunder, Customer will be released from any further liability of its obligations pursuant to this Agreement. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignor’s. Except as set forth in this Section 9(m), Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space. In the event that Customer sublicenses Licensed Spaces to any third party without Equinix’s prior written consent, such third party shall be considered a trespasser.

n. Provided the delayed party promptly notifies the other party of a Force Majeure Event and uses its reasonable commercial efforts to promptly correct such Force Majeure Event, neither party will be responsible or in any way liable (except for Customer’s obligation to pay for Services performed), and neither party will have any termination or other rights, arising out of or relating to any failure by the other party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond its reasonable control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the Internet (each a ‘Force Majeure Event”).

o. All Orders are subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement or the Order states that the conflicting term in the Order controls. Subject to the previous sentence, in the event of a conflict between the body of this Agreement, any Order and/or the Policies, the order of precedence subject to the previous sentence, and beginning with the document with the most precedence is as follows: the body of this Agreement, an Order and the Policies.

p. Unless otherwise expressly agreed to by the parties in writing, Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on its behalf in the performance and/or furnishing of the Services and Customer shall retain title to Customer’s Equipment and Customer’s Confidential Information.

q. Equinix and Customer agree that, with the exception of Equinix’s landlords, there will be no third party beneficiaries to this Agreement, including, but not limited to, any end user or Customer or the insurance providers for either party.

r. The parties specifically exclude application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

10.	Definitions.

Accompanying Person: Each person (other than an Equinix employee) who is accompanied by an Authorized Person while at an IBX Center.

Affiliate: As to a party, means any entity controlling, controlled by, or under common control with such party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.

Associated Entity: Each company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Authorized Person: Each person who is included on a list of Authorized Persons given to Equinix by Customer in accordance with the Policies.

Billing Commencement Date: For each Service, unless otherwise agreed to by the parties in writing, a) for a Service ordered in a Sales Order, the date designated in Sales Order as the date charges will begin to accrue, and b) for a Service ordered in an Online Order or Phone Order, the date Equinix begins providing the Service to Customer.

Billing Dispute: A reasonable dispute by Customer regarding an amount charged by Equinix and explained to Equinix in writing no later than the stated due date of such amount if Customer withholds payment due to such dispute. In the event of a Billing Dispute, the parties shall work diligently and in good faith to resolve such Billing Dispute.

Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.

Customer Care Website: Equinix’s customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.

Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer and (iii) interconnects (a) Equipment belonging to the Customer or (b) Equinix provided POD Equipment in Customer’s cage with Customer’s Equipment.

Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer (but this does not include Cross-Connects or Equinix POD Equipment located in Customer’s Licensed Space).

Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, contractors and agents of Customer.

Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, contractors and agents of Equinix.

IBX Centers: The Internet Business Exchange Centers leased or owned by Equinix in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.

Licensed Space: The areas licensed by Customer under this Agreement and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.

Online Order: An Order for Services placed by Customer via the Customer Care Website and accepted by Equinix pursuant to this Agreement.

Order: Any Sales Order, Online Order or Phone Orders between Customer and Equinix.

Phone Orders: An Order for Services placed by customer via telephone and accepted by Equinix pursuant to this Agreement.

POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.

Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers,

and as they may be amended from time to time by Equinix and so notified to Customer.

Power Services: Power circuits ordered by Customer. For the avoidance of doubt, Power Services do not include power provided by Equinix as part of a bundled service.

Sales Orders: All written sales orders executed by the parties which provide that such sales orders are governed by, and incorporated by reference into, this Agreement.

Services: All services, goods and other offerings of any kind set forth in an Order to be provided by Equinix to Customer pursuant to this Agreement.

Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.

Service Term: Each Service in an Order will have a Service Term, which for each Service will be the length of time from the agreed to effective date for the Service Term until the last day Equinix is required to provide such Service pursuant to the terms and conditions set forth in this Agreement or as otherwise agreed to by the parties in the applicable Order.

Shipping Policies: The portion of the Policies entitled Shipping Policies.

Sublicensee: A customer of Customer or other third party who sublicenses all or part of the Licensed Space from Customer.

Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.

Term: The term of this Agreement as determined in accordance with Section 8(a) of this Agreement.

This Master Service Agreement has been entered into between the parties as of the MSA Effective Date.

Customer to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the party on whose behalf he or she is signing.

Customer Name:	E2open, Inc.
(Complete Legal Name)

Authorized Signature:	/s/ Jim Bergkamp

Printed Name:	Jim Bergkamp

Title:	VP, Finance

Street address for notices:

1600 Seaport Blvd. #500

Redwood City, CA 94063

Phone:	(650) 381-3700

Facsimile number:	(650) 381-3990

Electronic mail address:

Equinix to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the party on whose behalf he or she is signing.

Authorized Signature:	/s/ Monica Brown Andrews
Printed Name:	Monica Brown Andrews
Title:	Director of Customer Controls

Street addresses for notices:

301 Velocity Way, 5th Floor

Foster City, California 94404, USA

Phone: +1 650-513-7000

Facsimile number +1 650-618-1857

ELECTRONIC MAIL ADDRESS: contracts@equinix.com

Exhibit A

Confidentiality Provisions

The following provisions apply with respect to the treatment of confidential information disclosed by the parties hereto. All capitalized terms not defined in this exhibit will have the respective meanings specified in the Master Service Agreement to which this Exhibit A is attached.

a. Except as expressly permitted in this Exhibit A, neither party will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party, except those employees, consultants, agents and advisors (collectively ‘Permitted Recipients”) who have a need to know such Confidential Information in order to fulfill its obligations pursuant to this Agreement and only to the extent such Permitted Recipients have signed an agreement that is no less protective of Confidential Information than the provisions contained herein. Each receiving party agrees not to use the Confidential Information for any purpose whatsoever other than the performance of the Services and to fulfill the obligations under the Agreement. Further, it is understood that Confidential Information shall remain the sole property of the disclosing party. Information will be considered Confidential Information of a party if either (i) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, ‘Proprietary” or the like; or (ii) (a) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure; and (b) it contains information regarding the disclosing party’s business planning or business operations, including but not limited to the disclosing party’s customer lists, customer information, technical information, pricing information, pricing methodologies, or. In addition, notwithstanding anything in this Agreement to the contrary, (i) the terms of the Agreement will be deemed Confidential Information of each party; (ii) Customer’s Equipment, including all data and software residing in Customer’s Equipment; and (iii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers will be considered Confidential Information of Equinix.

b. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such information (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party as shown by competent evidence in the receiving party’s possession. The terms and conditions of this Agreement will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Agreement by the receiving party.

c. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each receiving party agrees not to reverse engineer, disassemble or decompile any software, data or other tangible objects which embody Confidential Information that is provided to such receiving party hereunder. Each party may disclose the other party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other govemmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order (ii) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that party’s or its Affiliates’ Permitted Recipients, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Agreement, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Exhibit A is kept confidential by the person receiving the disclosure.

d. Notwithstanding the restrictions set forth in this Exhibit A or Section 9(k), during the Term, (i) Equinix may issue a press release announcing Customer’s entry into the IBX Centers after obtaining Customer’s written consent which such consent shall not be unreasonably withheld; and (ii) either party may publicly refer to the other party, orally and in writing, as a customer or vendor of services of or to the other party, as the case may be, after obtaining written consent from such party which such consent shall not be unreasonably withheld.

Exhibit B

Service Level Agreement

Power

If a cabinet containing functioning equipment (“Loaded Cabinet”) in Customers Licensed Spaces is powered by two circuits from different power busses and both circuits experience a simultaneous interruption in electrical power, such that the cabinet experiences an interruption in power (a “Power Outage”) which lasts longer than fifteen (15) consecutive minutes but shorter than one (1) hour, Equinix shall credit Customers account the Recurring Fees attributable to that Loaded Cabinet for the day during which the interruption occurs.

If a Loaded Cabinet in Customer’s Licensed Spaces is powered by two circuits from different power busses and both circuits experience a simultaneous interruption in electrical power, such that the cabinet experiences a Power Outage which lasts for one (1) continuous hour or longer. Equinix shall credit Customer’s account the Recurring Fees attributable to that Loaded Cabinet for the calendar week during which the interruption occurs.

For each of Customer’s Loaded Cabinets, the maximum credit to which Customer shall be entitled in a calendar month shall not exceed the Recurring Charges attributable to that Loaded Cabinet for the last calendar week of that calendar month.

IBX Facility Access

If any authorized visitor, who has scheduled an appointment at least 24 hours in advance and who is a registered user of the biometric hand reader security system in the IBX in question, is denied access to a Customer’s cage for more than fifteen (15) consecutive minutes after being cleared by the IBX Center security officer, Equinix will provide one day’s credit for the number of Loaded Cabinets in the cage to which the visitor is denied access. If any authorized visitor, who has scheduled an appointment at least twenty-four (24) hours in advance and who is a registered user of the biometric hand reader security system in the IBX in question, is denied access to a Customer’s cage for more than one (1) continuous hour after being cleared by the IBX Center security officer, Equinix will provide one week’s credit for the number of Loaded Cabinets in the cage to which the visitor is denied access. For each of Customer’s cages, the maximum credit to which Customer shall be entitled in a calendar month shall not exceed the Recurring Charges attributable to the Loaded Cabinets in that cage up for the last week of that calendar month.

Heating, Ventilation and Air Conditioning (“HVAC”)

For purposes of this Service Level Agreement, the temperature and humidity within any cage is measured between three (3) and five (5) feet from the floor and no closer than twelve (12) inches from the cool air intake side of a cabinet.

a.	Temperature

If the Temperature drops below 55 degrees or exceeds 80 degrees Fahrenheit for more than fifteen (15) consecutive minutes (a “Temperature Irregularity”) two times during a calendar month, Equinix shall credit Customer’s account the Recurring Charges attributable to the Loaded Cabinets in the cage in which the Temperature Irregularities occur for the calendar week during which the last Temperature Irregularity occurs.

b.	Humidity

If the humidity inside any of Customer’s cages drops below 20 percent or exceeds 65 percent for more than 15 consecutive minutes (a “Humidity Irregularity”) two times during a calendar month, Equinix shall credit Customer’s account the Recurring Charges attributable to the Loaded Cabinets in the cage in which the Humidity Irregularities occur for the calendar week during which the last Humidity Irregularity occurs.

Cross-Connects

Equinix warrants that the connectors, copper, and fiber it uses for Cross-Connects will be effective media for interconnection, and that the path created by those connectors, copper, or fiber will be available; provided that Customer does not introduce any active components in the path of the Cross-Connects. If the path, connectors, or other passive physical media fail for Cross-Connects due to circumstances caused solely by Equinix (“Media Failure”), Equinix shall credit Customer’s account the Recurring Fees attributable to that Cross-Connect for the month during which such Media Failure occurs; provided that Customer shall allow Equinix to test all Cross-Connects for which Customer reports Media Failure. Unavailability of a Cross-Connect during such testing shall not be considered Media Failure hereunder. Customer may receive a maximum of one month’s credit per Cross-Connect that experiences Media Failure in any calendar month. In the event that Equinix performs testing pursuant to this Section because Customer has reported Media Failure, and such testing reveals that there is no Media Failure, Customer shall be charged for such testing at the then-current Smart Hands Hourly Rate, except that Customer shall be entitled to one instance of testing that reveals no Media Failure free of charge per calendar month.

Exceptions and Conditions

Equinix will exercise all reasonable efforts to ensure service level commitments are met, however. Equinix does not extend service level guarantees in the following cases:

•	acts of God

•	war or acts of terrorism

•	labor strikes or other labor action

•	fire

•	flood, earthquake, landslide, earth movement, hurricane, typhoon, tsunami, volcanic eruption or other natural disaster

•	riot or civil unrest

•	when unavailable due to official orders from judicial, law or civil authorities

•	other acts outside of Equinix’s reasonable control.

In addition, Equinix’s service level commitments stated herein shall not apply if Equinix’s failure to meet them (i) results from any actions or inactions of Customer or its representatives; or (ii) results from Customer’s Equipment.

The service level credits stated herein are Customer’s sole and exclusive remedy in the event of Equinix’s failure to meet the service level commitments stated herein.

In no event shall the maximum credit to which Customer may be entitled in a calendar month exceed the Recurring Charges attributed to Loaded Cabinets in Customers Licensed Spaces in the affected IBX Center for that calendar month.

Notification

Credit will be given as provided above only if Customer notifies the Equinix Response Center in writing not later than twenty-four (24) hours after the occurrence of the event entitling Customer to a credit. Unless otherwise designated by Equinix, the Equinix Response Center can be reached 1) via email to support@equinix.com; 2) via telephone 1-888-892-0607 if inside the United States (Outside US: 650-513-7600), or 3) via website http://Webforms.equinix.com.

Amendment to the Master Service Agreement

This Amendment (the “Amendment”) to is entered into this             day of             2012 (the “Effective Date”).

WHEREAS, E2OPEN, INC. (“Customer”) and Equinix Operating Co., Inc. (“Equinix”) entered into that certain Master Service Agreement dated May 7, 2004 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement in order to provide certain changes as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for the good and valuable consideration received, the parties hereby agree to amend the Agreement as follows:

1) Exhibit B, Service Level Agreement

The following is added to Exhibit B above the section entitled “Exceptions, and Conditions”

Right to Terminate

In the event that two (2) outages that entitle Customer to a credit occur within the same IBX within a ninety (90) day period, Customer may terminate the affected Service(s) upon six (6) months prior written notice to Equinix, provided that such notice is provided to Equinix within thirty (30) days of the event giving rise to Customer’s right to terminate.

2) Ratification; No Waiver. As amended hereby, the Agreement is in all respects ratified and confirmed and the Agreement, as so amended by this Amendment, shall be read, taken and construed as one and the same instrument.

3) Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions.

This Amendment to Agreement between Equinix and the Customer shall be effective as of the date first written above.

Customer to complete:

Customer Name:	E2OPEN, INC.

Submitted By:	/s/ Peter Maloney
(Authorized Signature)

Printed Name:	Peter Maloney

Signatory Email Address:	cfo

Equinix, Inc. to complete:

Submitted By:	/s/ Robert Ponticelli
(Authorized Signature)

Printed Name:	Robert Ponticelli

Title:	Senior Manager Business Operations

Title: CFO

Date Signed: 3/30/2012                                                                                       Date Signed: 4/3/2012

Please fax a signed copy of this Termination Agreement to (650) 618-1857 or email to incomingdocs@equinix.com

For Equinix use: SR# 2940431

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